EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

Allen Park Two, Inc.

and

Allen Park Three, Inc.
collectively, as Sellers

AND

ARC Sweet Life Shawnee, LLC
as Buyer

Dated as of March 22, 2006

Exhibits
A: Land
B: Forms of Special Warranty Deeds
C: Form of Bill of Sale
D: Form of Closing Escrow Agreement
E: Terms of Development Agreement
F: Excluded Land

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 22nd day of March, 2006, by and between Allen Park Two, Inc., a Kansas corporation having its principal office in Olathe, Kansas, and Allen Park Three, Inc., a Kansas corporation having its principal place office in Olathe, Kansas (individually and collectively and jointly and severally “Seller”), and ARC Sweet Life Shawnee, LLC, a Tennessee limited liability company, having its principal office in Brentwood, Tennessee (together with its permitted assignees, “Buyer”).

RECITALS

WHEREAS, Seller currently owns and operates those certain senior living facilities identified on Exhibit A hereto (each, a “Facility” and collectively, the “Facilities”);

WHEREAS, Seller desires to sell to Buyer at the Closing (as hereinafter defined), and Buyer desires to purchase from Seller, all of the Assets (as hereinafter described) that comprise the Facilities, upon and subject to the terms and conditions contained herein;

NOW, THEREFORE, IN CONSIDERATION of the promises and of the mutual representations, warranties and covenants that are made and to be performed by the respective parties, it is agreed as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

1.1    Purchase and Sale of Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in the assets, tangible or intangible, used or useful in, or directly or indirectly relating to, the Facilities, including without limitation, the following-described assets, wherever located (collectively, the “Assets”):

(a)    Those certain tracts of land on which each Facility is located, which land is more particularly described on Exhibit A attached hereto (the “Land”), together with all easements, hereditaments, appurtenances, rights of way, privileges and rights benefiting the same;

(b)    All fixed assets, improvements, buildings, construction-in-progress, stored construction materials (on or off-site), machinery, equipment, fixtures, furniture, furnishings, plant or office equipment, computer hardware or software, medical or nursing equipment, inventories, medical supplies, operating supplies and materials and vehicles, related to or connected with the ownership, use, occupancy or operation of the Facilities (collectively, the “Fixed Assets”), including the Fixed Assets described in Schedule 1.1(b);

(c)    The residency agreements, admission agreements, or similar agreements or arrangements with residents of the Facilities (collectively, the “Residency Agreements”), including the Residency Agreements described in Schedule 1.1(c);

(d)    Deposits of any kind held for, on account of, on behalf of or with respect to either (i) residents of the Facilities; or (ii) potential residents of the Facilities (including, without limitation, future residency agreement deposits, escrow deposits and waiting list deposits) (collectively, the “Resident Deposits”), including the Resident Deposits described in Schedule 1.1(d);

(e)    All contracts and agreements relating directly or indirectly to the construction, ownership, use, occupancy or operation of the Facilities that have been designated by Buyer on Schedule 1.1(e) as Assigned Contracts pursuant to Section 2.4 hereof (collectively, together with the Residency Agreements, the “Assigned Contracts”);

(f)    All operating data and records related to the ownership, use, occupancy or operation of the Facilities, including books, records, sales and sales promotional data, advertising and marketing materials (including camera-ready art), prospect lists, operating handbooks, manuals and procedures, medical records and medical information concerning residents of the Facilities, supplier lists, business plans and reference catalogs (collectively, the “Records”);

(g)    All trademarks, trade names, service marks and registered user entries relating to the ownership, use, occupancy or operation of the Facilities (including, but not limited to, all of Seller’s right, title and interest in and to the names “The Sweet Life,” “The Sweet Life at Shawnee,” and “The Sweet Life at Rosehill” and any similar names or derivations thereof), and all of Seller’s right, title and interest in any application for any of the foregoing, and, to the extent transferable, all of Seller’s right, title and interest under permits, licenses, franchises and similar authorizations used by Seller in connection with the use, ownership, occupancy or operation of the Facilities (collectively, the “Rights”);

(h)    All of Seller’s right to the telephone numbers used by the Facilities and to the telephone listings in the local telephone directories;

(i)    The goodwill of the Facilities and the businesses conducted by Seller on the Land; and

(j)    Any and all other real and personal property, and tangible or intangible assets, of Seller located on the Land, or relating to the construction, use, ownership, occupancy or operation of the Facilities or the operation of the businesses conducted by Seller on the Land.

1.2    Excluded Assets from Purchase and Sale of Assets. Notwithstanding the foregoing, Seller shall retain all of Seller’s right, title and interest in the following described assets (collectively, the “Excluded Assets”):

(a)    All cash and cash equivalents;

(b)    All accounts and notes receivable

(c)    Those certain tracts of land more particularly described on Exhibit F attached hereto (the “Excluded Land”); and

(d)    All contracts and agreements that are not listed on Schedule 1.1(e) (collectively, the “Excluded Contracts”).

1.3    Assumption of Liabilities. At Closing, Buyer will assume, and agree to pay, discharge and perform when lawfully due, the following (collectively, the “Assumed Liabilities”): (i) ad valorem real property taxes respecting the Land for the year in which the Closing occurs; (ii) all liabilities or obligations of Seller under the Assigned Contracts that are listed on Schedules 1.1(c) and 1.1(e), but only to the extent that they arise after Closing and do not relate to matters occurring prior to Closing and excluding all liabilities and obligations under the Excluded Contracts and the Excluded Land; (iii) all liabilities relating to the refund of any Resident Deposits, but only to the extent that such Resident Deposits are transferred to Buyer or Buyer receives a credit therefor at Closing; and (iv) the Employee (as hereinafter defined) expenses described in Section 2.3, but only to the extent that Buyer receives a credit therefor at Closing. Except as set forth in the preceding sentence, Buyer will not assume, and the Assets shall be transferred free and clear of, any debts, liabilities, obligations, expenses, taxes, contracts, liens, encumbrances (other than the hereinafter described Permitted Exceptions) or commitments of any kind, character or description, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in Seller’s books of accounts or records. Pursuant to Article XI hereof, Seller will indemnify Buyer against, and hold it harmless from, any such obligations and liabilities, other than the Assumed Liabilities.

ARTICLE II.
CONSIDERATION

2.1    Purchase Price. Subject to the adjustments set forth in Section 2.3, the purchase price (“Purchase Price”) for the Assets shall be Twenty-nine Million Five Hundred Thousand Dollars ($29,500,000.00).

2.2    Payment of Purchase Price. The Purchase Price shall be paid as follows:

(a)    Thirty Thousand Dollars ($30,000.00) (the “Earnest Money”), which has been paid to First American Title Insurance Company as escrow agent (“Escrow Agent”), which amount (together with interest thereon) shall be credited against the Purchase Price at the Closing.

(b)    At the Closing, Buyer shall pay Two Million Dollars ($2,000,000.00) (the “Holdback Amount”) to a national banking association as the closing escrow agent pursuant to the terms of the escrow agreement in the form attached hereto as Exhibit D (the “Closing Escrow Agreement”) as security for Seller’s obligations and liabilities under this Agreement.

(c)    At the Closing, Buyer shall pay to Seller the balance of the Purchase Price in immediately available funds, either by wire transfer or cash, subject to a credit for the Earnest Money (together with interest thereon) and the Holdback Amount, and further subject to the adjustments required by Section 2.3 hereof.

The Earnest Money shall be at all times held by the Escrow Agent in an interest-bearing account, and any reference to the “Earnest Money” shall also be deemed to include such interest. Seller, Buyer and the Escrow Agent have entered into a mutually-satisfactory escrow agreement prior to the deposit of the Earnest Money with the Escrow Agent. The costs of the escrow arrangement with Escrow Agent shall be split equally between Buyer and Seller.

2.3    Adjustment to Purchase Price. At the Closing, the following adjustments shall be made as of 11:59 p.m. on the day immediately preceding the Closing Date (as hereinafter defined), and shall be added to or deducted from the Purchase Price, as the case may be:

(a)    Real and personal property ad valorem taxes upon the Assets assessed for the year in which the Closing occurs (regardless of when due and payable) shall be prorated as of the Closing Date, and the portion allocable to Seller shall be deducted from the Purchase Price. If the amount of such taxes for the year in which the Closing occurs cannot reasonably be determined, the apportionment shall be based at the Closing upon a reasonable estimation thereof, which shall be based upon the amount of such taxes for the immediately preceding tax year, together with any reasonably anticipated changes thereto. Any back taxes (including penalties and interest) assessed for any year prior to the year in which the Closing occurs shall be paid in full by Seller at the Closing, and shall be affirmatively insured against by the Title Company (as hereinafter defined) in a manner satisfactory to Buyer. Special assessments, if any, due and payable prior to, or contemporaneously with, the Closing shall be paid by Seller at the Closing.

(b)    All salaries, wages, compensation, employee benefits, unemployment taxes, withholding taxes, FICA payments, and vested or accrued sick, vacation or holiday pay, for all personnel employed in the operation, use, ownership or maintenance of the Facilities (collectively, the “Employees”) shall be prorated as of the Closing Date, and the portion allocable to Seller shall be deducted from the Purchase Price. Buyer shall assume responsibility for payment of such amounts as and when they become due.

(c)    All utility expenses incurred in the operation or ownership of the Facilities prior to and including the Closing Date (including, without limitation, water, sewer, gas, electricity, telephone or other utility charges) shall be paid by Seller at the Closing, and shall not be assumed by Buyer; provided, however, that, to the extent that it is not reasonably practicable to pay such utility expenses (or any of them) at Closing, the amount thereof shall be prorated, and the portion allocable to Seller shall be deducted from the Purchase Price.

(d)    All prepaid resident fees and other prepaid items constituting revenues from the operation of the Facilities shall be prorated as of the Closing Date and the portion allocable to Buyer shall be deducted from the Purchase Price. All prepaid items constituting expenses of or from the operation of the Facilities shall be prorated as of the Closing Date and the portion allocable to Buyer shall be added to the Purchase Price; provided, however, that such prepaid expenses shall be added to the Purchase Price only to the extent that such expenses actually benefit the Facilities and the Buyer following the Closing Date.

(e)    Without duplicating any other adjustments pursuant to this Section 2.3, all Assumed Liabilities shall be prorated as of the Closing Date, and the portion thereof accruing prior to the Closing Date shall either be paid by Seller at Closing from the Purchase Price or shall be deducted from the Purchase Price.

It is the intention of the parties that the Transactions (as hereinafter defined) be treated as being economically effective as of the Closing Date, with all profit, income, revenues, costs and expenses relating to the operation of the Facilities on and after the Closing Date, accruing to the benefit or detriment of Buyer; provided, however, that nothing in this Section 2.3 shall affect or impair Seller’s indemnity obligations under Article XI for matters occurring or arising prior to the Closing Date. All adjustments and allocations shall be made in cash at the Closing. Where adjustments are based on estimates, such estimates shall be made reasonably and in good faith to approximate (exactly as possible) expected results; but there shall be readjustments between Seller and Buyer as soon as practicable after such actual figures are available. Buyer shall prepare a detailed summary of such adjustments, allocations and, if applicable, readjustments.

2.4    Assigned Contracts. On or before the expiration of the Inspection Period, Buyer shall determine, in its sole and absolute discretion, which Contracts (as hereinafter defined) will be assumed by Buyer, and will provide Seller with Schedule 1.1(e) specifically identifying such contracts to be included as Assigned Contracts.

ARTICLE III.
CLOSING; OBLIGATIONS OF THE PARTIES

3.1    Closing Date. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on or before May 15, 2006 or such earlier date as the parties shall mutually agree (the “Closing Date”). The Closing shall be conducted at the offices of Bass, Berry & Sims PLC in Nashville, Tennessee, or at such other place as Buyer chooses.

3.2    Obligations of the Parties at the Closing.

(a)    At the Closing and subject to the conditions set forth in Article VII, Buyer shall deliver (or cause to be delivered) to Seller:

(i)    the consideration as specified in Section 2.1 hereof;

(ii)    the Closing Escrow Agreement, duly executed by Buyer;

(iii)    the Development Agreement as described in Sections 7.12 and 8.4 hereof, duly executed by Buyer;

(iv)    the Option Agreement as described in Sections 7.13 and 8.5 hereof, duly executed by Buyer;

(v)    a copy of the resolutions of the member of Buyer, certified by Buyer’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the Transactions;

(vi)    a certificate of Buyer certifying as to the accuracy in all material respects of Buyer’s representations and warranties at and as of the Closing and that Buyer has performed and complied with in all material respects all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing; and

(vii)    such other certificates and documents as Seller or its counsel may reasonably request (including an express assumption of the Assumed Liabilities).

(b)    At the Closing and subject to the conditions set forth in Article VIII, Seller will deliver (or cause to be delivered) to Buyer:

(i)    special warranty deeds, substantially in the forms set forth on Exhibit B, subject to the Permitted Exceptions;

(ii)    a bill of sale in the form set forth on Exhibit C, and endorsements, assignments, motor vehicle titles and other good and sufficient instruments of conveyance and transfer (in form and substance reasonably satisfactory to Buyer), as shall be effective to vest in Buyer all of Seller’s right, title and interest in the Assets;

(iii)    all of the Assigned Contracts (including the Residency Agreements) and the Records;

(iv)    the Closing Escrow Agreement, duly executed by Seller;

(v)    the Development Agreement as described in Sections 7.12 and 8.4 hereof, duly executed by Seller;

(vi)    the Option Agreement as described in Sections 7.13 and 8.5 hereof, duly executed by Seller;

(vii)    a copy of the resolutions of the Board of Directors and shareholders of Seller, certified by Seller’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the Transactions;

(viii)    a certificate of Seller certifying as to the accuracy in all material respects of Seller’s representations and warranties at and as of the Closing and that Seller has performed and complied with in all material respects all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

(ix)    the opinion of Kevin L. Bennett, legal counsel for Seller (“Seller’s Counsel”), the terms of which are substantially as set forth in Section 7.4 hereof;

(x)    all required releases and consents from any creditors of Seller that are necessary or appropriate for Buyer to obtain good, valid and marketable title to the Assets subject only to the Permitted Exceptions (as hereinafter defined);

(xi)    a Non-Compete Agreement as described in Section 6.13 (the “Non-Compete Agreement”); and

(xii)    such other certificates and documents as Buyer or its counsel may reasonably request (including, but not limited to, a FIRPTA affidavit).

3.3    Confidentiality. Between the date of this Agreement and the Closing, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Seller to maintain in confidence, and not use to the detriment of another party, any written, oral or other information obtained from the other in connection with this Agreement or the Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions; (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or any debt or equity financing undertaken by Buyer; or (iv) the furnishing or use of such information is required by Law (as hereinafter defined).

If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives any cause of action, right or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Seller except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES BY SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1    Organization and Good Standing. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has full power and authority to own the Assets as they are now owned and to carry on its business as its business is now being conducted.

4.2    Authorization. Seller has full power and authority to enter into this Agreement, perform its obligations hereunder and carry out the Transactions. Seller has taken all action required by law, its charter or bylaws and otherwise to authorize the execution and delivery by Seller hereof and the consummation by Seller of the Transactions. This Agreement constitutes, and each of the other agreements to be executed by Seller in connection with the Transactions upon execution and delivery of such agreements will constitute, legal, valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.3    No Violation. The execution and delivery hereof by Seller does not, and the consummation of the Transactions will not (i) violate any provision of the charter or bylaws of Seller; (ii) violate any provision of, or result in the creation of any lien or security interest upon the Assets under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien relating to the Assets to which Seller is a party or by which any of the Assets are bound; (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation relating to the Assets applicable to Seller; or (iv) violate any other contractual or legal obligation or restriction relating to the Assets or to which Seller is subject.

4.4    Assets. The Assets constitute all the assets owned, leased or used by Seller in the operation of, or related to, the Facilities. Schedule 1.1(b) hereof contains an accurate and complete description of all material Fixed Assets. None of the Land is currently the subject of any eminent domain, condemnation or similar proceeding, and, to Seller’s knowledge, no such proceeding is threatened. Seller is now in possession of the Land, there is no adverse claim against the Land and there are no pending or, to Seller’s knowledge, threatened proceedings which might interfere with Buyer’s quiet enjoyment of the Land. All of the Assets (other than intangible assets) are in good operating condition and repair.

4.5    Title to Properties; Encumbrances. Seller has good, valid and marketable title to the Assets, and none of the Assets is subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (i) liens that are to be satisfied at or prior to the Closing; (ii) liens for current taxes not yet due; (iii) rights of residents of the Facilities under the Residency Agreements described on Schedule 1.1(c); (iv) the provisions of all applicable zoning laws; and (v) the matters set forth on the Title Commitment that is referred to in Section 6.5 hereof and that Buyer approves pursuant to the procedures set forth in such Section 6.5 (collectively, the “Permitted Exceptions”).

4.6    Trademarks, Etc. With respect to the conduct of the business of Seller conducted at the Facilities, Seller does not own or use any trademarks, tradenames, copyrights or service marks, and with respect thereto, Seller has not received any notice or claim of conflict with the asserted rights of others. Seller is not required to pay any royalty, license fee or similar type of compensation in connection with the conduct of the business of Seller.

4.7    Compliance with Applicable Law. With respect to the operation of the Facilities and the ownership of the Assets, Seller has in the past duly complied and is presently duly complying in all material respects with all applicable laws, ordinances, procedures, judgments and decrees of all governmental authorities (federal, state, local or otherwise), including without limitation all Healthcare Laws (as hereinafter defined). Seller has not received any notice of, or notice of any investigation of, and Seller is not aware of, any possible material violation of any applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, procedures, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, “Laws”), including without limitation any Healthcare Laws, relating to or affecting the operation of the Facilities or the Assets. As used herein, “Healthcare Laws” means the following laws, regulations, rules or directives relating to the regulation of the health care industry or to payment for services rendered by healthcare providers: (i) the federal Medicare statutes (which include, but are not limited to, 42 U.S.C. §§ 1320, 1320a-7s, 1320a-7b, 1395nn, 42 U.S.C. § 1395u), the Federal False Claims Act (31 U.S.C. § 3729-33), and, with respect to each of the above, any ordinance, rule, regulation or order; (ii) any prohibition on the making of any false claim, false statement or misrepresentation of material facts to any third party payor (including commercial payors) or any governmental agency that administers a federal or state health care program (including, but not limited to Medicare); and (iii) the licensure, certification or registration requirements related to health care facilities, services or equipment.

4.8    Litigation. Except as set forth on Schedule 4.8, there are no suits, actions or proceedings pending or, to the knowledge of Seller, threatened against, affecting or involving the Assets, the Facilities or Seller or that would affect Seller’s ability to perform its obligations hereunder.

4.9    Employees and Fringe Benefit Plans.

(a)    Schedule 4.9 hereof sets forth the names, ages, duties and titles of all Employees, together with all the hourly wages, salaries, bonuses, compensation, benefits, severance pay, unemployment taxes, withholding taxes, FICA payments and vested or accrued vacation, holiday and sick pay, for all Employees. Except as specifically set forth on Schedule 4.9 hereof, Seller has not received written notification, and has no reason to believe, that any Employee presently plans to terminate his or her employment, whether because of the Transactions or otherwise. Except as specifically set forth on Schedule 4.9 hereof, all Employees are terminable at will.

(b)    Schedule 4.9 hereof contains a summary of the terms of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice and each other agreement or fringe benefit plan, arrangement or practice, affecting the Employees in any way. Copies of each such agreement or plan have heretofore been delivered to Buyer by Seller. Seller does not have any commitment, whether formal or informal, and Buyer will not have any obligation following the Closing arising out of any agreement or action of Seller or any plan in effect prior to Closing, to: (i) create any additional such agreement, plan, arrangement or practice; (ii) modify or change any such agreement, plan, arrangement or practice; or (iii) maintain for any period of time any such agreement, plan, arrangement or practice, except as accurately and completely described in Schedule 4.9 hereof. Schedule 4.9 hereof contains an accurate and complete description of the funding policies (and commitments, if any) of Seller with respect to each such existing plan, arrangement or practice.

(c)    Except as specifically set forth on Schedule 4.9, Seller has no employee benefit plans.

(d)    With respect to the operation of the Facilities, Seller has complied in all material respects with all applicable federal, state and local Laws relating to employment and/or employment relationships, including, without limitation, wage-related Laws, anti-discrimination Laws, workers compensation, and employee safety Laws.

(e)    Schedule 4.9 hereof contains an accurate and complete description of Seller’s workers compensation experience since the Facilities were first opened for business.

4.10    Environmental Matters.

(a)    Seller has not received any notice that any federal, state or local permits, licenses and authorizations required for the use and operation of the Facilities have not been obtained or are not presently in effect.

(b)    Except as specifically set forth in Schedule 4.10 hereof, the Land has not been used by Seller or, to the best of Seller’s knowledge, by any other person at any time to handle, treat, store or dispose of any hazardous or toxic waste or substance, except for the handling, treatment, storage or disposal of any such waste or substance by Seller in the ordinary course of its business and in compliance in all material respects with all applicable Laws. The Land, including all soils, ground waters and service waters located on, in, under or (to the best of Seller’s knowledge) adjacent to the Land, is not contaminated with Hazardous Materials. As used herein, the term “Hazardous Materials” means gasoline, motor oil, fuel oil, waste oil, other petroleum or petroleum-based products, asbestos, polychlorinated biphenyls (“PCBs”) and any chemical, material or substance to which exposure is prohibited, limited or regulated by any federal, state, county, local or regional authority or which, even if not so regulated, is known to pose a hazard to health and safety, including but not limited to substances and materials defined or designated as “hazardous substances,” “hazardous materials” or “toxic substances” under applicable federal, state or local Law.

(c)    There are no consent decrees or outstanding violations affecting the Land regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management, storage, disposal, treatment or release of Hazardous Materials or noise.

(d)    Seller is not aware of and has not received any notice of any claimed, threatened or alleged violations with respect to the ownership or operation of the Land or any adjacent property under any federal, state or local environmental Law, permit, license or authorization.

(e)    Seller is not aware of and has not received any notice of any violation of any federal, state and local Laws, permits, licenses and authorizations relating to environmental compliance and control in connection with Seller’s operations on the Land.

(f)    There are no pending, nor has Seller become aware of or received any notice of any threatened, lawsuits or administrative proceedings affecting the Land with respect to environmental compliance, control or liability.

4.11    Labor Matters. There are no collective bargaining agreements in effect between Seller and labor unions or organizations representing any of the Employees. Since Seller has owned the Facilities, there has been no written request for collective bargaining or for an employee election from any Employee or union, or the National Labor Relations Board. Except to the extent set forth in Schedule 4.11 hereof, (i) Seller is in compliance in all material respects with all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to Seller’s knowledge, threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage relating to the Facilities in progress or, to Seller’s knowledge, threatened against or involving Seller; (iv) no question concerning representation has been raised or, to Seller’s knowledge, is threatened respecting the Employees; (v) no grievance or arbitration proceeding relating to the Facilities is pending and, to Seller’s knowledge, no claim therefor exists; and (vi) Seller has not since the Facilities opened experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty relating thereto other than routine disputes with individual employees.

4.12    Contracts; No Breach. Schedule 4.12 contains a complete list of all contracts and agreements relating directly or indirectly to the construction, ownership, use, occupancy or operation of the Facilities (collectively, the “Contracts”). Seller has delivered to Buyer true and complete copies of each of the Contracts, and there have been no amendments or modifications thereto. Each Contract is in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against Seller and, to the knowledge of Seller, the other party(ies) thereto; there are no cancellations thereof threatened in writing or outstanding material disputes thereunder, and Seller has not breached in any material respect any provision of, nor does there exist any default by Seller in any material respect under, or event (including the execution and delivery hereof and the consummation of the Transactions) which is, or with the giving of notice or the passage of time or both would become, a breach or default by Seller in any material respect under the terms of any Contract.

4.13    Professional Fees. Seller has not done anything to cause Buyer to be liable for, or to allow the Assets to be subject to, any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges (including Seller’s attorneys’ fees) in connection with the negotiation, preparation, execution or performance hereof or the consummation of the Transactions. Seller shall defend and indemnify Buyer, and save Buyer harmless from, any damages or expenses incurred by Buyer on account of the foregoing liabilities or obligations, and such agreement shall survive the Closing or the earlier termination of this Agreement.

4.14    Consents and Approvals. Seller has obtained (or will obtain prior to the Closing) all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance hereof by Seller (collectively, “Seller’s Approvals”).

4.15    Residency Agreements. Schedule 1.1(c) hereof contains a list of the Residency Agreements, including the name of each resident, the monthly sums due from each resident and any Resident Deposits related to such resident. There is no resident of the Facilities that is not a party to, and subject to, a Residency Agreement. Except for name, identification number, date, unit number, term and the monthly sums due from each resident and deposits, all Residency Agreements are in the general form that has heretofore been delivered to Buyer by Seller. Except as disclosed on Schedule 1.1(c) hereof, Seller is not aware of any material dispute, breach, default or event of default under or with respect to any Residency Agreement. Each Residency Agreement is assignable by Seller, without the consent of the resident that is a party thereto.

4.16    Licenses. Schedule 4.16 hereof contains a description of all licenses, permits, certificates of need, approvals and authorizations that Seller currently has, and that are necessary, required or appropriate, with respect to the operation of the Facilities. Without limiting the generality of the foregoing, the Facilities are appropriately and duly licensed for the number of assisted living units and for the number of skilled nursing units at each such Facility.

4.17    Financial Statements and Reports. The Seller’s financial statements as of and for each of the fiscal years ended December 31, 2003, 2004 and 2005 and as of and for the one (1) month ended January 31, 2006, copies of which have previously been delivered to Buyer, (i) are true, correct, complete and accurate in all material respects; (ii) have been prepared by Seller and its advisors in accordance with generally accepted accounting principles consistently applied (except for the items set forth on Schedule 4.17); and (iii) fairly present in all material respects the financial condition and results of the operation of the Facilities, except in the case of interim financial statements that such interim financial statements are subject to year-end adjustments, which adjustments will not be material.

4.18    Tax Matters. Seller has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls); and true and correct copies of all federal tax reports and returns relating to such taxes and other charges for the period since January 1, 2001 have been heretofore delivered to Buyer. The liabilities for taxes contained in the financial statements and carried on the books of Seller are adequate to cover all tax liabilities as of the date of this Agreement other than normal tax accruals occurring since January 31, 2006 in the ordinary course of business. Since January 31, 2006, Seller has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of Seller (whether real, personal or mixed, tangible or intangible) and, except as reflected in the financial statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against Seller and there is no basis for any such question or claim. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes.

4.19    Insurance. Schedule 4.19 sets forth a true and complete list of all policies of property, fire, casualty, liability, life, worker’s compensation, libel and slander and other forms of insurance of any kind relating to the Assets or the business or operations of the Facilities and owned or held by Seller as of the date hereof. All such policies are: (a) in full force and effect; and (b) valid, outstanding, and enforceable policies and the policy holder is not in default in any material respect thereunder.

4.20    Affiliated Transactions. Except as set forth on Schedule 4.20, (a) none of the Assigned Contracts has, nor will any have, as a party thereto an affiliate of Seller, and (b) there are no, and during the immediately preceding two (2) years, there have been no other transactions or arrangements between Seller and its affiliates.

4.21    Insolvency. Seller is not insolvent and has the ability to pay all of its debts as they become due, and further is not involved in, and is not contemplating, any bankruptcy, reorganization or insolvency proceeding of any kind.

4.22    Absence of Changes. Except as described on Schedule 4.22, since January 31, 2006, Seller has conducted the business and operations of the Facilities in the ordinary course of business. Since such date, there has not been any material adverse change in the operations, business, financial affairs or prospects of the Facilities or the condition of the Assets and no event has occurred that is likely to result in such a material adverse change.

4.23    Full Disclosure. This Agreement and all other documents and information furnished to Buyer by Seller do not, and will not, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, and to be made, not misleading.

4.24    Medicare/Medicaid Participation. The Facilities are fully licensed by the State of Kansas and are in good standing as health care providers under the Medicare program as administered by the federal government. The Facilities have no Medicaid patients and have never participated in a Medicaid program. Each Facility is qualified for participation in the Medicare program, is in compliance in all material respects with the conditions of participation or coverage in such program, and has received all material certifications, approvals or qualifications necessary for participation therein. Seller has heretofore provided to Buyer true, correct and complete copies of all provider agreements relating to the Medicare or any other federal or state healthcare program. Each Seller’s billing practices during the last five (5) years to all third party payors, including the Medicare program and private or commercial insurance companies, have been in compliance in all material respects with all laws, regulations and policies applicable to such third party payors and the Medicare program, including all Healthcare Laws. Neither Seller has billed or received during the last five (5) years any payment or reimbursement in excess of amounts allowed by Law, including Healthcare Laws. Neither Seller has received within the last five (5) years written notice from the Medicare program, or any other third party payor program, of any pending or threatened investigations or surveys, and no such investigations or surveys are pending, threatened or imminent.

ARTICLE V.
REPRESENTATIONS, WARRANTIES AND COVENANTS BY BUYER

Buyer hereby represents and warrants to Seller, and covenants, as follows:

5.1    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee.

5.2    Authorization. Buyer has full power and authority to enter into this Agreement, perform its obligations hereunder and carry out the Transactions. Buyer has taken all action required by law, its articles of organization or operating agreement and otherwise to authorize the execution and delivery by Buyer hereof and the consummation by Buyer of the Transactions. This Agreement constitutes the legal, valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3    No Violation. The execution and delivery hereof by Buyer does not, and the consummation of the Transactions will not, (i) violate any provision of the articles of organization or operating agreement of Buyer; (ii) subject to obtainment of Buyer’s Approvals (as hereinafter defined), violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation relating to Buyer; or (iii) subject to obtainment of Buyer’s Approvals, violate any contractual obligation relating to Buyer or its properties.

5.4    Professional Fees. Buyer has not done anything to cause Seller to be liable for, or to allow the Assets to be subject to, any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges (including Buyer’s attorneys’ fees) in connection with the negotiation, preparation, execution or performance hereof or the consummation of the Transactions. Buyer shall defend and indemnify Seller, and save Seller harmless from, any damages or expenses incurred by Seller on account of the foregoing liabilities or obligations and such agreement shall survive the Closing or the earlier termination of this Agreement.

5.5    Consents and Approvals. Buyer has obtained (or will obtain prior to the Closing) all consents, approvals, licenses, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance hereof by Buyer, or necessary to permit Buyer to continue to operate the Facilities following Closing in the manner that it is currently being operated (collectively, “Buyer’s Approvals”). Buyer shall initiate such action as is necessary to obtain all of Buyer’s Approvals, and shall pursue the same with reasonable diligence.

5.6    Litigation. There are no suits, actions or proceedings against Buyer that would affect Buyer’s ability to perform its obligations hereunder.

5.7    Access to Records. Following the Closing, Buyer shall provide Seller with reasonable access to the Records for Seller’s use in preparing any tax returns or otherwise in connection with tax matters or for any other proper business purpose relating to Seller’s prior ownership of the Facilities.

5.8    Further Assurances. At any time and from time to time after the Closing, at Seller’s request and without further consideration, Buyer will execute and deliver such instruments, and take such other actions as Seller may reasonably deem necessary and advisable in order to confirm more effectively Buyer’s assumption of the Assumed Liabilities.

5.9    Taxes. At Closing, Buyer shall pay all personal property sales and use taxes that may be due to any jurisdiction or governmental authority as a result of the Transactions.

5.10    Accounts Receivable. For a period of one hundred twenty (120) days after Closing, Buyer shall use its ordinary and customary efforts to provide billing services on behalf of Seller with respect to Seller’s accounts receivable for a fee equal to two percent (2%) of receivables collected. Buyer’s billing services provided in this Section 5.10 shall be based exclusively on the information provided in Seller’s books and records and shall not in any way constitute a guarantee of collection. In the event that Buyer (or any of its assignees) receives payment of any receivables relating to the Facilities, Buyer shall remit such payment to Seller within five (5) business days of Buyer’s receipt thereof.

ARTICLE VI.
COVENANTS AND AGREEMENTS OF SELLER

Between the date hereof and the Closing Date, Seller shall fulfill the following covenants and agreements unless otherwise specifically consented to by Buyer in writing:

6.1    Conduct of Business Pending the Closing.

(a)    Seller will take such action as may reasonably be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Seller necessary in connection with the Facilities, and to continue to operate the Facilities in the ordinary course of business.

(b)    Seller will not do or omit to do any act, or knowingly permit any act or omission to act, which may cause a breach of Seller’s obligations in any material respect of any contract, commitment or obligation of Seller with respect to the Facilities, or any breach in any material respect of any representation, warranty, covenant or agreement made by Seller herein.

(c)    Seller will duly comply in all material respects with all Laws applicable to the business and operations of the Facilities and all Laws governing or relating to the valid consummation of the Transactions.

(d)    Seller will not (i) grant any increase in the wages or salary of any Employee except normal wage or salary increases for Employees in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, except in the ordinary course of business and consistent with past practice, increase by any amount or to any extent the benefits or compensation of any Employee; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services that affects the Facilities except in the ordinary course of business; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

(e)    Seller will not terminate or modify any Assigned Contract except in the ordinary course of business.

(f)    Seller will not enter into any Residency Agreement except in accordance with the form of Residency Agreement approved by Buyer and in accordance with the fee schedule attached hereto as Schedule 6.1(f).

(g)    Seller will not enter into any transaction outside the ordinary course of business in connection with the Assets.

(h)    Seller will use commercially reasonable efforts not in any way materially to impair the value of the Assets or the business conducted at the Facilities.

(i)    Seller will not enter into any agreement to do any of the foregoing.

6.2    Access; Further Assurances.

(a)    After the execution hereof and continuing until the Closing or the earlier termination of this Agreement, Seller shall permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours to all of the Employees and the Assets (including, without limitation, the right to conduct any physical count of inventory or otherwise be present at or participate in any such occurrence at any time prior to the Closing), and will furnish Buyer and its representatives during such period all such information concerning the Assets and such copies of such documents relating thereto as Buyer or its representatives may reasonably request.

(b)    At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, delivery or confirmation, and take such action, including the provision of reasonable transition services, as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, to place Buyer in possession and control of, and to confirm Buyer’s good title to, the Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

6.3    Schedules. Seller shall have the continuing obligation to supplement or amend promptly the Schedules hereof with respect to any matter hereafter arising or discovered that, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules hereof.

6.4    Consents and Approvals. Seller shall initiate such action as is necessary to obtain all of Seller’s Approvals, and shall pursue the same with reasonable diligence.

6.5    Survey and Title Insurance. Seller, at its expense, shall furnish to Buyer (i) a title insurance commitment covering the Land in the amount of the Purchase Price (the “Title Commitment”) from First American Title Insurance Company (in such capacity, the “Title Company”), together with legible copies of all documents constituting exceptions to Seller’s title as reflected in the Title Commitment; and (ii) as-built plans and current survey of the Land (the “Survey”). The form of the Title Commitment and the title policy(ies) to be issued pursuant thereto shall be the most recent ALTA Form and shall be reasonably acceptable to Buyer in all respects. The Survey shall be in a form that is reasonably acceptable to Buyer and shall be certified to Buyer and the Title Company. Buyer shall have until ten (10) days from the date on which Buyer receives the Title Commitment (including copies of the documents referred to therein) and the Survey, within which to object in writing to any exceptions or defects shown on the Title Commitment or the Survey. Any items which Buyer does not object to within such ten (10) day period shall be deemed to be Permitted Exceptions. If Buyer gives Seller notice of objection to any such title or survey exceptions or defects, Seller shall attempt to cure such objection by eliminating it or having it modified to the reasonable satisfaction of Buyer. Seller shall be entitled to extend the Closing for a period of up to thirty (30) days in order to cure any such objection. If any such objection is not so cured or satisfied by Seller subject to such extension, Buyer shall have the right to terminate this Agreement, in which case the entire Earnest Money shall be returned to Buyer (notwithstanding anything herein that may be to the contrary) and neither party shall have any further rights, obligations or duties hereunder, except for such rights, obligations or duties that by their terms expressly survive such termination. If Seller does so cure or satisfy any such objection subject to such extension, then this Agreement shall continue in effect. Buyer shall have the right by written notice delivered to Seller at any time to waive any title objections that it may have made and thereby to preserve this Agreement in effect.

6.6    Taxes. Except as set forth in Section 5.9 hereof, Seller will be responsible for, and hereby agrees to assume and pay, all transfer, documentary, stamp, sales, use and similar taxes, levies, impositions or assessments that may be due to any jurisdiction or governmental body as the result of the sale and transfer of the Assets.

6.7    Additional Financial Information. Within fifteen (15) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, the Assets and the Facilities for each month then ended, together with the notes, if any, related thereto, which presentation shall be true, correct and complete, shall have been prepared from and in accordance with the books and records of the Assets and the Facilities and which shall fairly present the financial position and results of operations of the Assets and the Facilities as of the date and for the period indicated.

6.8    Closing Conditions. Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions specified in Articles 7 and 8 hereof over which either Seller or any affiliate of Seller has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.

6.9    Interim Operating Reporting. During the period from the date of this Agreement to the Closing, Seller shall cause its officers to confer on a frequent and regular basis with one or more representatives of Buyer to report operational matters in respect of the Assets and the Facilities and to report the general status of on-going operations. Seller shall notify Buyer in writing of any adverse change in the financial position or earnings of the Assets or the Facilities after the date hereof and prior to the Closing and any unexpected emergency or other unanticipated change in the Facilities and of any governmental complaints, investigations or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other such matter and shall keep Buyer fully informed of such events and permit its representatives to participate in all discussions relating thereto.

6.10    Tail Insurance. Seller will obtain “tail” insurance, in form and substance acceptable to the Buyer, to insure against professional liabilities of the Facilities relating to all periods prior to the Closing to convert such prior liability insurance into occurrence coverage, the cost thereof to be paid for by the Seller. The minimum coverage under such “tail” insurance shall be $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

6.11    Exclusive Negotiations. Prior to the Closing and so long as this Agreement is in effect, neither Seller nor any of its affiliates or agents will solicit offers from, or negotiate with, any other party for the purpose of selling, or entering into a joint venture or similar arrangement relating to, the Facilities or the Assets (or any ownership interest in any entity owning any of the Facilities or the Assets). During this period, Seller will not engage in any transaction not in the ordinary course of business without prior notice to Buyer, and will report to Buyer all material adverse changes in the Facilities and all material developments not in the ordinary course of Seller’s business.

6.12    No Public Statement. Whether before or after Closing, neither Seller nor any of its affiliates will issue any press release or other public statement relating to this Agreement or the Transactions, without first obtaining the prior written approval of Buyer.

6.13    Non-Compete Agreement. Neither Seller nor any of its affiliates shall, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Seller’s or any of its affiliates’ name or any similar name to, lend Seller’s or any of its affiliates’ credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Facilities, within a twenty (20) mile radius of any of the Facilities and for a period of three (3) years from the date of Closing. Notwithstanding the foregoing, the restrictions contained in this Section 6.13 shall not apply to Seller’s or any of its affiliates’ development of three (3) properties to be located in Independence, Missouri, St. Louis, Missouri and Kansas City, Missouri, respectively. Buyer and Seller shall negotiate in good faith a non-competition agreement (“Non-Compete Agreement”) that will incorporate the terms of this Section 6.13 to be delivered at Closing.

6.14    Additional Design Information. Prior to the expiration of the Inspection Period (as hereinafter defined), Seller shall deliver to Buyer evidence acceptable to Buyer of any and all waivers that Seller received in the design and construction of the Facilities.

ARTICLE VII.
CONDITIONS TO BUYER’S OBLIGATIONS

All obligations of Buyer hereunder are subject to the fulfillment, prior to the Closing, of each of the following conditions:

7.1    Representations and Warranties; No Material Adverse Change. The representations and warranties made by Seller herein and the statements contained in the Schedules hereof or in any instrument, list, certificate or writing delivered by Seller pursuant hereto shall be true in all material respects when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing. During the period from January 31, 2006 (i.e., the date of the latest of Seller’s financial statements delivered to Buyer) to the Closing Date, there shall not have been any material adverse change in the physical condition, financial condition, results of operations, business or prospects of the Facilities.

7.2    Performance by Seller. Seller shall have performed and complied with, in all material respects, all covenants, agreements, deliveries, obligations and conditions required hereby to be so complied with or performed.

7.3    Certificate of Seller. Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

7.4    Opinions of Seller’s Counsel. Buyer shall have received an opinion or opinions of Seller’s Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Buyer’s Counsel, substantially to the effect that:

(a)    Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has full power and authority to enter hereunto and to carry out the Transactions.

(b)    This Agreement and all deeds, bills of sale and other agreements entered into in connection herewith have been duly executed and delivered by Seller, and are the valid, binding and enforceable obligations of Seller and any successor-in-interest to Seller subject to commercially reasonable qualifications that are reasonably acceptable to Buyer’s Counsel.

Such opinion shall also cover such other matters that are incident to the Transactions as Buyer or Buyer’s Counsel may reasonably request.

7.5    Seller’s Consents and Approvals. Buyer shall have received proof reasonably acceptable to it that Seller has obtained all of Seller’s Approvals.

7.6    Litigation. On the date of the Closing, Seller shall not be a party to, nor will there otherwise be pending or threatened, any judicial, administrative or other action, proceeding or investigation that, if adversely determined, might, in the reasonable opinion of Buyer, have a material adverse effect upon the Assets or the Transactions; and there shall be no lawsuits pending against Seller or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the Transactions.

7.7    Title Insurance. At the Closing, Seller at its expense shall furnish to Buyer an Owner’s Policy of Title Insurance issued by the Title Company pursuant to the Title Commitment or a “mark-up” of the Title Commitment, insuring good, marketable and indefeasible fee simple title to the Land in Buyer in the amount of the Purchase Price, subject only to the Permitted Exceptions (which shall not include any of the standard printed exceptions other than the exceptions for (i) real property taxes for the year of Closing not yet due and payable; and (ii) rights of tenants in possession pursuant to the Residency Agreements described on Schedule 1.1(c)).

7.8    Buyer’s Consents and Approvals. Buyer shall have obtained any and all Buyer’s Approvals necessary to permit it to continue to operate the Assets as they are now being operated.

7.9    Environmental Audit. Buyer at its expense shall have obtained environmental inspections, audits or reports with respect to the Land (collectively the “Environmental Audit”). The Environmental Audit must be acceptable to Buyer, in its sole discretion, in all respects. Without limiting the generality of the foregoing, the Environmental Audit must show that (i) no chemical, substance or material, that is regulated by any federal, state, regional or local authority or that is known to pose a hazard to health or safety, has been released, as that term is defined in §101 of CERCLA, 42 U.S.C. §9601(22), upon the Land; and (ii) none of the improvements on the Land contain asbestos or PCBs. Within ten (10) days of the date hereof, Seller agrees to furnish copies of any existing reports that Seller may have in its possession.

7.10    Engineering Report. Buyer at its expense shall have obtained a report of an engineer acceptable to Buyer (the “Engineering Report) providing that the buildings, structures and improvements located on the Land (and all of the mechanical and operating systems incorporated in the Fixed Assets) are (i) structurally fit and sound; (ii) fit for their intended purpose; (iii) in good repair, condition and working order, normal wear and tear accepted; and (iv) in compliance in all material respects with all applicable building and zoning Laws, all applicable safety, fire and health Laws and all other Laws relating to the use and occupancy of the improvements on the Land for their intended purpose. Within ten (10) days of the date hereof, Seller agrees to furnish copies of any existing reports that Seller may have in its possession.

7.11    Inspection Period; Termination of Certain Conditions. During the period commencing on the date hereof and ending on March 29, 2006 (the “Inspection Period”), Buyer shall conduct its investigation of the Facilities, the Assets and the operation and financial affairs of the Facilities. On or before the expiration of the Inspection Period, Buyer, in its sole and absolute discretion, for any reason whatsoever, by notice to Seller on or before expiration of the Inspection Period, shall have the right, at its option, to terminate this Agreement on or before such date. If Buyer fails to give such notice prior to the expiration of the Inspection Period, then this Agreement shall remain in full force and effect. If Buyer gives such notice prior to the expiration of the Inspection Period, then this Agreement shall be terminated, whereupon Escrow Agent shall deliver the Earnest Money to Buyer.

7.12    Development Agreement. Seller shall have executed a development agreement, mutually acceptable to Seller and Buyer, in a usual and customary form that will include the basic terms set forth on Exhibit E attached hereto (the “Development Agreement”).

7.13    Option Agreements. Seller shall have executed option agreements, in a form and on such terms as are mutually acceptable to Seller and Buyer, pursuant to which Seller shall grant Buyer an option to purchase the Excluded Land (the “Option Agreement”).

ARTICLE VIII.
CONDITIONS TO SELLER’S OBLIGATIONS

All obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1    Representations and Warranties. The representations and warranties made by Buyer herein or in any instrument, list, certificate or writing delivered by Buyer pursuant hereto shall be true in all material respects when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

8.2    Performance by Buyer. Buyer shall have performed and complied with, in all material respects, all covenants, agreements, obligations, deliveries and conditions required hereby to be so complied with or performed.

8.3    Certificate of Buyer. Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

8.4    Development Agreement. Buyer shall have executed a development agreement, mutually acceptable to Seller and Buyer, in a usual and customary form that will include the basic terms set forth on Exhibit E attached hereto (the “Development Agreement”).

8.5    Option Agreements. Buyer shall have executed option agreements, in a form and on such terms as are mutually acceptable to Seller and Buyer, pursuant to which Seller shall grant Buyer an option to purchase the Excluded Land (the “Option Agreement”).

ARTICLE IX.
RISK OF LOSS; CASUALTY

Seller shall bear any risk of loss to the Assets prior to the Closing. In the event of a fire or other casualty prior to the Closing that shall cause damage to the Assets or any part thereof in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000) in the aggregate, and Seller elects not to repair such damage, Buyer shall have the option of terminating this Agreement, in which event neither party shall have any further rights, obligations or duties hereunder, except for such rights, obligations or duties that by their terms expressly survive such termination. Seller shall give Buyer immediate written notice of the occurrence of such damage together with either (i) Seller’s commitment to repair such damage subject to reasonable extension of the Closing; or (ii) Seller’s statement that Seller has elected not to undertake such repair. If Seller elects not to repair such damage, Buyer shall have a period of fifteen (15) days following receipt of the foregoing notice to elect to terminate this Agreement or accept an assignment of insurance proceeds and proceed with the Closing. In the event that the damage is valued at One Hundred Fifty Thousand and No/100 Dollars ($150,000) or less in the aggregate, Buyer shall proceed with the Closing and shall be entitled to the proceeds of all insurance resulting from such damage.

ARTICLE X.
CONDEMNATION

If all or any part of the Assets shall be condemned or otherwise taken through the power of eminent domain, or any proceedings therefor commenced, prior to the Closing, Buyer may elect:

(a)    In the case of condemnation resulting in damage in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000) in the aggregate, to terminate and completely void this Agreement, which shall relieve both Buyer and Seller of all duties and/or obligations hereunder, except for such rights, obligations or duties that by their terms expressly survive such termination; or

(b)    In all condemnation cases, to purchase the Assets under the terms hereof and require Seller to assign to Buyer all of Seller’s interest in and to any condemnation award.

Buyer’s election under this Article X shall be in writing to Seller and shall be made at any time within fifteen (15) days of delivery of Seller’s written notice to Buyer of any such taking or the commencement of any such action.

ARTICLE XI.
INDEMNIFICATION

11.1    Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer, each of Buyer’s shareholders, partners, affiliates, officers, directors, employees, agents, successors and assigns (collectively, “Buyer’s Indemnified Persons”) and shall reimburse Buyer’s Indemnified Persons for, from and against each claim, loss, liability, damage and reasonable costs and expenses (including, without limitation, settlement costs, interest, penalties, reasonable costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”), directly or indirectly relating to, resulting from or arising out of:

(a)    Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Seller contained herein, in any Schedule hereof or in any certificate, document or instrument delivered to Buyer pursuant hereto;

(b)    Any cost, obligation, expense or liability, incurred by Buyer in connection with or resulting directly or indirectly from the presence of any Hazardous Material in the soil, surface water or ground water of, or originating from, the Land that exists on the Closing Date;

(c)    Any cost, obligation, expense or liability (except for Assumed Liabilities) resulting from, arising out of, or relating to the ownership or operation of the Facilities prior to the Closing Date;

(d)    Any obligation or liability of Seller, whether arising before or after the Closing, except for the Assumed Liabilities, and any and all loss, liability or damage suffered or incurred by Buyer by reason of the failure by Seller to comply with applicable bulk sales Laws;

(e)    Any attempt (whether or not successful) by any person to cause or require any of Buyer’s Indemnified Persons to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such Buyer’s Indemnified Persons to indemnification pursuant to the foregoing clauses of this Section 11.1 or would constitute a breach of any representation, warranty or agreement under this Agreement of Seller; and

(f)    Any other Loss incidental to any of the foregoing.

11.2    Indemnification by Buyer. Effective after the Closing, Buyer shall defend, indemnify and hold harmless Seller and each of Seller’s shareholders, partners, affiliates, officers, directors, employees, agents, successors and assigns (collectively, “Seller’s Indemnified Persons”) and shall reimburse Seller’s Indemnified Persons for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

(a)    Any materially untrue representation, material misrepresentation, breach in any material respect of warranty or nonfulfillment in any material respect of any covenant, agreement or other obligation by or of Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto;

(b)    Any cost, expense or liability resulting from or relating solely to the operation of the Facilities after the Closing;

(c)    Any cost, expense or liability from Buyer’s failure to discharge the Assumed Liabilities as the same became due; and

(d)    Any other Loss incidental to the foregoing.

11.3    Procedure. The indemnified party shall promptly notify the indemnifying party or parties in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 11.1 or 11.2 hereof, and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third-party claim, demand, action or proceeding, Buyer and Seller shall cooperate with each other and provide each other access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third-party claim, demand, action or proceeding, the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party or parties shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third-party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party or parties relating to such third-party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party(ies) on such third-party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

11.4    Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, except in the event of fraud, intentional misrepresentation or intentional wrongdoing by Seller, (i) Seller shall not be liable, pursuant to Section 11.1(a) for any Losses suffered by any Buyer’s Indemnified Persons until the aggregate of all Losses claimed by Buyer’s Indemnified Persons thereunder exceeds, on a cumulative basis, an amount equal to $25,000.00, and then only to the extent of any such excess; and (ii) the aggregate liability of Seller pursuant to Section 11.1(a) for Losses suffered by Buyer’s Indemnified Persons shall in no event exceed $5,000,000.00. Any indemnification claim made pursuant to Section 11.1(a) or Section 11.2(a) shall be forever barred unless the applicable Buyer’s Indemnified Persons or the Seller’s Indemnified Persons, respectively, delivers a written notice of any claim, demand, action or proceeding to Seller or Buyer, respectively, in accordance with the procedures set forth in Section 11.3 prior to the date which is eighteen (18) months from the Closing Date. The time limits set forth in this Section 11.4 shall not apply to any claims based on fraud, intentional misrepresentation or intentional wrongdoing, which claims may be made any time prior to the expiration of the applicable statute of limitations governing those claims.

The provisions of this Article XI shall survive the Closing and the execution of all closing documents.

ARTICLE XII.
SURVIVAL OF REPRESENTATIONS

12.1    Survival of Representations. The representations, warranties and covenants by the parties contained herein shall survive the Closing until the date which is eighteen (18) months from the Closing Date and any investigation at any time made by or on behalf of any party hereto.

12.2    Statements as Representations. All statements contained in any certificate, Schedule, list, document or other writing delivered pursuant hereto or in connection with the Transactions shall be deemed representations and warranties for all purposes hereof. Notwithstanding anything herein to the contrary, any disclosures in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement to the extent that such representation or warranty is specifically identified in such Schedule.

12.3    Remedies Cumulative. Except as specifically set forth in Article XIII hereof, the remedies provided herein shall be cumulative, and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

ARTICLE XIII.
TERMINATION OF AGREEMENT PRIOR TO CLOSING

Without limiting the provisions of Article XIII hereof, this Agreement may be terminated at any time prior to the Closing:

(a)    By mutual agreement of Seller and Buyer.

(b)    By Buyer, if Seller has defaulted hereunder or if a condemnation or casualty has occurred that authorizes Buyer to terminate this Agreement pursuant to Article IX or X hereof, or if any of the conditions set forth in Article VII hereof have not been fulfilled prior to the Closing or pursuant to the provisions of Section 6.5 hereof. In the event that Buyer terminates this Agreement in accordance with this Subsection (b), Buyer shall be entitled to an immediate refund of all of the Earnest Money (including any interest thereon).

(c)    By Seller, if Buyer has defaulted hereunder or if any of the conditions set forth in Article VIII hereof have not been fulfilled prior to or at the Closing. Notwithstanding Section 12.3 hereof, in the event that Seller terminates this Agreement pursuant to this Subsection (c), Seller shall be entitled to receive the Earnest Money as agreed upon liquidated damages as Seller’s sole and exclusive remedy, and the parties shall be relieved from any further liability hereunder.

In the event Buyer terminates this Agreement pursuant to Subsection (b) above, Buyer shall be entitled, in addition to the refund of Earnest Money as provided in said Subsection (b), and to either (i) compel Seller to convey the Assets by a suit for specific performance and to recover all costs incidental to such suit, including reasonable attorney’s fees, or (ii) pursue any other remedies available at law or equity.

ARTICLE XIV.
MISCELLANEOUS

14.1    Schedules. The Schedules and all exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. To the extent necessary, each Schedule hereto shall be updated by Seller and approved by Buyer prior to Closing.

14.2    Real Estate Broker. Seller and Buyer acknowledge that (a) Burton Real Estate, located at 2122 Oaklawn Drive, Chillicothe, Missouri 64601 (“Real Estate Broker”) is assisting Seller as a transaction broker and is not acting as an agent for either party, (b) disclosure of this relationship has been previously made verbally to both parties, (c) both parties have received a Kansas Real Estate Commission Broker Disclosure Form, and (d) Real Estate Broker will be compensated by Seller, at Seller’s sole expense, pursuant to a separate Transaction Brokerage Agreement between Seller and Real Estate Broker.

14.3    Expenses. Except to the extent set forth in Article XI, all fees and expenses incurred by Seller, including, without limitation, legal fees and expenses, in connection herewith will be borne by Seller. Except to the extent set forth in Article XI, all fees and expenses incurred by Buyer, including, without limitation, legal fees and expenses, in connection herewith will be borne by Buyer.

14.4    Assignability; Parties in Interest.

(a)    Upon written notice to Seller, Buyer may assign all of its rights hereunder to any other person or entity without the necessity of obtaining Seller’s consent, provided that such assignee shall assume all of Buyer’s duties, obligations and undertakings hereunder. No such assignment shall release Buyer from any of its liabilities, undertakings and obligations hereunder that accrue prior to or at Closing.

(b)    Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

(c)    All the terms and provisions hereof shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, successors-in-interest, assigns and legal representatives of the parties hereto.

14.5    Entire Agreement; Amendments. This Agreement, including the exhibits, Schedules, lists and other documents and writings, referred to herein, or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by both parties. Any condition to a party’s obligations hereunder may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of either party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.

14.6    Headings. The section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

14.7    Severability. The invalidity of any term hereof shall not affect any other term hereof, which shall remain in full force and effect.

14.8    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to Seller:

Allen Park Two, Inc.
Allen Park Three, Inc.
10590 South Glenview Lane
Olathe, Kansas 66061
Attn: Mark Parkinson

If to Buyer:

ARC Sweet Life Shawnee, LLC
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Attn: Chief Executive Officer
with a copy to:

T. Andrew Smith, Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

14.9    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

14.10    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer and Seller. All such executed counterparts shall together constitute one and the same instrument.

14.11    Pre-Closing Negligent or Tortious Acts. Nothing in this Agreement shall be construed or interpreted to impose any responsibility or liability on Buyer to any third parties, whether as a successor to Seller or under any other legal or equitable principle, for any negligent or tortious acts or omissions of Seller, its lessees, managers, operators or employees, prior to the Closing Date. Seller shall retain all liability and responsibility under the terms of this Agreement to third parties for their negligent and tortious acts or omissions prior to the Closing Date.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and Seller on the date first above written.

BUYER:

ARC SWEET LIFE SHAWNEE, LLC

By:_______________________________________
Name:_____________________________________
Title:______________________________________

SELLERS:

ALLEN PARK TWO, INC.
By:_______________________________________
Name:_____________________________________
Title:______________________________________

ALLEN PARK THREE, INC.

By:_______________________________________
Name:_____________________________________
Title:______________________________________

Exhibit A

Description of Land

•
All real property and the improvements located thereon, including without limitation the senior residential facility currently known as “The Sweet Life at Shawnee,” located at 11400 W. 65th Street, Shawnee, Kansas 66203.

•
All real property and the improvements located thereon, including without limitation the senior residential facility currently known as “The Sweet Life at Rosehill,” located at 12802 Johnson Drive, Shawnee, Kansas 66216.

[This Exhibit will be amended to include a legal description of the Land to conform to the title and survey to be obtained by Seller pursuant to Section 6.5 above.]

Exhibit B

Form of Special Warranty Deed

Exhibit C

Form of Bills of Sale

Exhibit D

Form of Closing Escrow Agreement

Exhibit E

Terms of Development Agreement

•	Buyer will engage Seller as developers for three (3) senior living communities—one (1) of which will be developed in Leawood, Kansas and two (2) of which do not have specific locations yet.
•
In consideration for its services, Seller shall be paid a development fee equal to five percent (5%) of the aggregate cost of land, building and FF&E for each project. In the event that a project is developed on land already owned by Buyer or one of its affiliates, Buyer and Seller will agree on a reasonable value for the land for purposes of calculating Seller’s development fee.

•	For each community that is not developed, Buyer will pay Seller $300,000.
•
Buyer will have exclusivity for Seller’s services, except for Seller’s existing agreement with a Texas group to develop up to three (3) communities in Missouri. Seller’s exclusivity under the Development Agreement will remain in effect until such time as the three (3) communities are developed and thereafter for so long as Seller continues to develop projects for Buyer or its affiliates that have a value of at least $20 million.

Exhibit F

Description of Excluded Land

•
All real property and improvements located thereon, consisting of approximately four (4) acres and located immediately west of that certain facility known as “The Sweet Life at Rosehill,” which is located at 12802 Johnson Drive, Shawnee, Kansas 66216 and is owned by Allen Park Three, Inc.

•
All real property and improvements located thereon, consisting of approximately two (2) acres and located immediately east of that certain facility known as “The Sweet Life at Shawnee,” which is located at 11400 W. 65th Street, Shawnee, Kansas 66203 and is owned by Allen Park Two, Inc.

[This Exhibit will be amended to include an accurate legal description of the Excluded Land based on a property description in a current title or survey.]